Exhibit 10.30

DEMAND PROMISSORY NOTE

$40,000,000	dated as of July 5, 2006

FOR VALUE RECEIVED, the undersigned, BRUKER BIOSCIENCES CORPORATION, a Delaware corporation (the “Borrower”), with a principal place of business at 40 Manning Road, Billerica, Massachusetts 01821, by this promissory note (hereinafter referred to as the “Note”), absolutely and unconditionally promises to pay to the order of CITIZENS BANK OF MASSACHUSETTS (hereinafter, together with its successors in title and assigns, called the “Lender”), at its office at 28 State Street, Boston, Massachusetts 02109, ON DEMAND AT ANY TIME, the principal sum of FORTY MILLION DOLLARS ($40,000,000), or so much thereof as shall have been advanced by the Lender to the Borrower by way of loans under this Note (each, a “Loan”, and collectively, the “Loans”) and shall remain outstanding, and to pay interest on the principal sum outstanding hereunder from time to time from the date hereof until the said principal sum or the unpaid portion thereof shall have become due and payable as hereinafter provided and has been paid in full by the Borrower. This Note evidences, among other things, the obligation of the Borrower to repay Loans made hereunder by the Lender to the Borrower.

On or after the date hereof the Lender may, in its sole and absolute discretion, advance to the Borrower in one or more advances the principal amount of up to forty million dollars ($40,000,000) less the aggregate amount of the LC Exposure (as hereinafter defined). Amounts advanced hereunder may be repaid and readvanced from time to time upon the request of the Borrower, provided that at all times the decision as to whether to advance amounts shall be in the Lender’s sole and absolute discretion, it being understood that, notwithstanding anything to the contrary contained herein, the Lender is and shall be under no commitment to advance funds hereunder. Subject to the immediately preceding sentence, the Borrower may draw upon the amounts available under this Note by submitting to the Lender a draw down certificate specifying the amount sought to be borrowed by the Borrower hereunder and whether such Loan shall be a Prime Rate Loan, a LIBOR Rate Loan or a LIBOR Advantage Loan (as each such term is hereinafter defined), which certificate shall be signed by a duly authorized officer of the Borrower. The Loans made by the Lender to the Borrower pursuant to this Note and all repayments of principal made hereunder shall be recorded by the Lender on the schedule annexed hereto, but any failure of the Lender to record the making of such Loans or any error in so recording, shall not limit or otherwise affect the obligations of the Borrower hereunder to make payments of principal of or interest on this Note when due.

From time to time prior to the maturity of this Note, at the request of the Borrower (which request shall be in writing and delivered to Lender not fewer than two (2) nor more than five (5) Business Days (as hereinafter defined) in the case of LIBOR Rate Loans (as hereinafter defined) and LIBOR Advantage Loans (as hereinafter defined) and one (1) Business Day in the case of Prime Rate Loans (as hereinafter defined) prior to the drawdown date of any advance), the Lender shall make advances to the Borrower subsequent to the date hereof, and the Borrower may borrow, repay and reborrow the funds available hereunder, provided that the aggregate principal amount of all Loans outstanding hereunder plus the LC Exposure shall in no event exceed forty million dollars ($40,000,000). All Loans made by the Lender to the Borrower pursuant to this Note and all repayments of principal made hereunder shall be recorded by the Lender on the schedule annexed hereto. In addition, to the extent the Borrower requests that the Lender issue a letter of credit for the Borrower’s or any Subsidiaries’ account, the Borrower or such Subsidiary shall be required to execute and deliver an application for such letter of credit on the Lender’s standard form, and comply with any other conditions and/or requirements which the Lender may request. In addition, the Borrower hereby acknowledges and agrees that to the extent any letter of credit (whether issued for the Borrower’s account or the account of a Subsidiary) remains issued and outstanding beyond the date on which demand is made hereunder, the Borrower will, immediately upon demand hereunder pay to the Lender an amount equal to the aggregate LC Exposure, which amount shall be held by the Lender as cash collateral for all reimbursement obligations and other LC Exposure for all such letters of credit. The letter of credit shall be governed by the terms and conditions set forth in such letter of credit (including, without limitation, any and all fees to be paid in connection with each such letter of credit).

The entire unpaid principal (not at the time overdue) of this Note outstanding shall bear interest at an annual rate which shall at all times be equal to the Prime Rate (as hereinafter defined) in effect from time to time during the period beginning on the date hereof and ending on the date on which the entire unpaid principal amount of this Note shall be paid in full (such Loans bearing interest at the Prime Rate shall hereinafter be referred to as “Prime Rate Loans”); provided, however, that (a) if a LIBOR Rate option is in effect with respect to any principal amount outstanding hereunder, such principal amount shall bear interest in accordance with the LIBOR Rate provisions set forth in the next paragraph; and (b) if a LIBOR Advantage Rate option is in effect with respect to any principal amount outstanding hereunder, such principal amount shall bear interest in accordance with the LIBOR Advantage Rate provisions set forth in the sixth paragraph of this Note (any such Loan bearing interest at the LIBOR Advantage Rate shall hereinafter be referred to as a “LIBOR Advantage Loan”).

By delivering a borrowing request to the Lender on or before 10:00 a.m., New York time, on a Business Day, the Borrower may from time to time irrevocably request, on not less than two nor more than five Business Days’ notice, that a LIBOR Rate Loan be made in a minimum amount of $100,000 and integral multiples of $100,000 with an Interest Period of one, two, three or six months. To the extent the Lender, in its sole and absolute discretion, elects to honor such a request, each LIBOR Rate Loan will be made available to the Borrower no later than 11:00 a.m. New York time on the first day of the applicable LIBOR Rate Interest Period by deposit to the account of the Borrower as shall have been specified in its borrowing request. By delivering a continuation/conversion notice to the Lender on or before 10:00 a.m., New York time, on a Business Day, the Borrower may from time to time irrevocably elect, on not less than two nor more than five Business Days’ notice, that all, or any portion in an aggregate minimum amount of $100,000 and integral multiples of $100,000, of any LIBOR Rate Loan be converted on the last day of a LIBOR Rate Interest Period into a LIBOR Rate Loan with a different LIBOR Rate Interest Period, or continued on the last day of a LIBOR Rate Interest Period as a LIBOR Rate Loan with a similar LIBOR Rate Interest Period, provided, however, no portion of the outstanding principal amount of any LIBOR Rate Loans may be converted to, or continued as, LIBOR Rate Loans after the Lender has made demand hereunder (including, without limitation, the occurrence of a Demand Event), and no portion of the outstanding principal amount of any LIBOR Rate Loans may be converted to LIBOR Rate Loans of a different duration if such LIBOR Rate Loans relate to any Hedging Obligations. If the Lender has made demand hereunder (including, without limitation, the occurrence of a Demand Event), or in the absence of delivery of a continuation/conversion notice with respect to any LIBOR Rate Loan at least two Business Days before the last day of the then current LIBOR Rate Interest Period with respect thereto, each maturing LIBOR Rate Loan shall automatically be continued as a Prime Rate Loan. LIBOR Rate Loans shall mature and become payable in full on the last day of the LIBOR Rate Interest Period relating to such LIBOR Rate Loan. Unless the Lender has made demand hereunder (including, without limitation, the occurrence of a Demand Event), upon the maturity of a LIBOR Rate Loan, it may be continued for an additional LIBOR Rate Interest Period or may be converted to a Prime Rate Loan or a LIBOR Advantage Loan. LIBOR Rate Loans may be prepaid upon the terms and conditions set forth herein. For LIBOR Rate Loans in connection with which the Borrower has or may incur Hedging Obligations, additional obligations may be associated with prepayment, in accordance with the terms and conditions of the applicable Hedging Contracts.  Interest on the outstanding principal amount of any LIBOR Rate Loan shall accrue during each LIBOR Rate Interest Period at a rate equal to the sum of the LIBOR Lending Rate for such LIBOR Rate Interest Period plus one percent (1%) per annum and shall be payable on each LIBOR Rate Interest Payment Date and interest on the outstanding principal amount of any LIBOR-Reference Bank Rate Loan shall accrue during each LIBOR Rate Interest Period at a rate equal to the sum of the LIBOR-Reference Bank Lending Rate for such LIBOR Rate Interest Period plus one percent (1%) per annum and shall be payable on each LIBOR Rate Interest Payment Date. The Borrower shall give the Lender, no later than 10:00 a.m., New York City time, at least four (4) Business Days notice of any proposed prepayment of any LIBOR Rate Loans, specifying the proposed date of payment of such LIBOR Rate Loans, and the principal amount to be paid. Each partial prepayment of the principal amount of LIBOR Rate Loans shall be in an integral multiple of $100,000 and accompanied by the payment of all charges outstanding on such LIBOR Rate Loans and of all accrued interest on the principal repaid to the date of payment. Borrower acknowledges that prepayment or acceleration of a LIBOR Rate Loan during a LIBOR Rate Interest Period shall result in the Lender incurring additional costs, expenses and/or liabilities and that it is extremely difficult and impractical to ascertain the extent of such costs, expenses and/or liabilities. Therefore, all full or partial prepayments of LIBOR Rate Loans shall be accompanied by, and the Borrower hereby promises to pay, on each date a LIBOR Rate Loan is prepaid or the date all sums payable hereunder become due and payable, by acceleration or otherwise, in addition to all other sums then owing, an amount (“LIBOR Rate Loan Prepayment Fee”) determined by the Lender pursuant to the following formula:

(a)  the then current rate for United States Treasury securities (bills on a discounted basis shall be converted to a bond equivalent) with a maturity date closest to the end of the LIBOR Rate Interest Period as to which prepayment is made, subtracted from

(b)  the LIBOR Lending Rate plus 1% per annum applicable to the LIBOR Rate Loan being prepaid.

If the result of this calculation is zero or a negative number, then there shall be no LIBOR Rate Loan Prepayment Fee. If the result of this calculation is a positive number, then the resulting percentage shall be multiplied by the amount of the LIBOR Rate Loan being prepaid. The resulting amount shall be divided by (1) 360 and multiplied by (2) the number of days remaining in the LIBOR Rate Interest Period as to which the prepayment is being made. Said amount shall be reduced to present value calculated by using the referenced United States Treasury securities rate and the number of days remaining on the LIBOR Rate Interest Period for the LIBOR Rate Loan being prepaid. The resulting amount of these calculations shall be the LIBOR Rate Loan Prepayment Fee.

At the option of the Borrower, all or any portion of the unpaid principal (not at the time overdue) of this Note outstanding shall bear interest at the “LIBOR Advantage Rate”, which means, relative to any Interest Period (as hereinafter defined), the offered rate for delivery in two (2) London Banking Days of deposits of U.S. Dollars which the  British Bankers’ Association fixes as its LIBOR rate as of 11:00 a.m. London time on the day on which the Interest Period commences, and for a period approximately equal to such Interest Period. If the first day of any Interest Period is not a day which is both a (a) Business Day and (b) a London Banking Day, the LIBOR Advantage Rate shall be determined in reference to the next preceding day which is both a Business Day and a London Banking Day. If for any reason the LIBOR Advantage Rate is unavailable and/or the Lender is unable to determine the LIBOR Advantage Rate for any Interest Period, the LIBOR Advantage Rate shall be deemed to equal the Prime Rate. For purposes of LIBOR Advantage Loans, “Interest Period” means initially, the period commencing on the date of this Note (the “Start Date”) and ending on the numerically corresponding date one month later, and thereafter each one month period ending on the date of such month that numerically corresponds to the Start Date. If an Interest Period is to end in a month for which there is no day which numerically corresponds to the Start Date, the Interest Period will end on the last day of such month (or on demand, if demand is made prior to such date). Interest on the outstanding principal amount of the LIBOR Advantage Loan shall accrue during the Interest Period applicable thereto at the rate equal to the sum of the LIBOR Advantage Rate for such Interest period plus one percent (1%) per annum and shall be payable on the “Interest Payment Date”, which initially shall be August 5, 2006 and thereafter the numerically corresponding date of each month. If a month does not contain a day that numerically corresponds to the date of such Interest Payment Date, the Interest Payment Date shall be the last day of such month.

Beginning August 31, 2006, and on the last Business Day (as hereinafter defined) of each successive calendar month, there shall become absolutely due and payable hereunder, and the Borrower promises to pay to the holder hereof, all of the unpaid interest accrued to the date of payment on the unpaid principal hereof not at the time overdue and not at the time bearing interest at the LIBOR Rate or LIBOR Advantage Rate option set forth in the preceding paragraphs.

On DEMAND there shall become absolutely due and payable by the Borrower hereunder (without regard to the length of any interest period in effect), and the Borrower hereby promises to pay to the holder hereof, the balance (if any) of the principal hereof then remaining unpaid, all of the unpaid interest accrued hereon and all (if any) other amounts payable on or in respect of this Note or the indebtedness evidenced hereby.

Each overdue amount (whether of principal, interest or otherwise) payable on or in respect of this Note or the indebtedness evidenced hereby shall (to the extent permitted by applicable law) bear interest, from the date on which such amount shall have first become due and payable in accordance with the terms hereof to the date on which such amount shall be paid to the holder of this Note (whether before or after judgment), at the annual rate of interest which shall (to the extent permitted by applicable law) at all times be two percent (2%) above the Prime Rate (as hereinafter defined) in effect from time to time. The unpaid interest accrued on each overdue amount in accordance with the foregoing terms of this paragraph shall become absolutely due and payable by the Borrower to the holder hereof on demand by the holder of this Note at any time. Interest on each overdue amount will continue to accrue, as provided by the foregoing terms of this paragraph, and will (to the extent permitted by applicable law) be compounded monthly until the obligations of the Borrower in respect of the payment of such overdue amount shall be discharged (whether before or after judgment).

Any deposits or other sums at any time credited by or due from the Lender to any of the undersigned, or any endorser or guarantor hereof and any securities or other property of  any of the undersigned, or any such endorser or guarantor, in the possession of the Lender, may at any and all times be held and treated as security for the payment and performance of this Note and of any and all liabilities and obligations, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising and whether or not evidenced by a writing of any such endorser or guarantor to the Lender, and the Lender may apply or set off such deposits or other sums at any time against any of the sums due hereunder or of such liabilities or obligations of any endorser or guarantor, whether or not the same have matured.

If the Lender shall determine (which determination shall, upon notice thereof to the Borrower be conclusive and binding on the Borrower) that the introduction of or any change in or in the interpretation of any law, rule, regulation or guideline, (whether or not having the force of law) makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for the Lender to make, continue or maintain any LIBOR Rate Loan as, or to convert any Loan into, a LIBOR Rate Loan of a certain duration, all LIBOR Rate Loans of such type shall automatically convert into LIBOR-Reference Bank Loans at the end of the then current Interest Periods with respect thereto or sooner, if required by such law or assertion. For purposes of this Note, in the event of such a conversion, all LIBOR-Reference Bank Rate Loans shall be treated (except as to interest rate) as equivalent to a LIBOR Rate Loan of a similar amount and LIBOR Rate Interest Period. For greater certainty, all provisions of this Note relating to LIBOR Rate Loans shall apply equally to LIBOR-Reference Bank Loans, including, but not limited to the manner in which LIBOR-Reference Bank Loans are requested, continued, converted, the manner in which interest accrues, is payable, principal payments are made, whether voluntary or involuntary, as well as any penalties, increased costs or taxes associated with any of the foregoing.

If the Lender shall have determined that (a) US dollar deposits in the relevant amount and for the relevant LIBOR Rate Interest Period are not available to the Lender in the London interbank market; (b) by reason of circumstances affecting the Lender in the London interbank, adequate means do not exist for ascertaining the LIBOR Rate applicable hereunder to LIBOR Rate Loans of any duration; or (c) LIBOR no longer adequately reflects the Lender’s cost of funding Loans, then, upon notice from the Lender to the Borrower, all LIBOR Rate Loans shall automatically convert to LIBOR-Reference Bank Loans.

In addition to the LIBOR Rate Prepayment Fee, the Borrower agrees to reimburse the Lender (without duplication) for any increase in the cost to the Lender, or reduction in the amount of any sum receivable by the Lender, in respect, or as a result of:  (a) any conversion or repayment or prepayment of the principal amount of any LIBOR Rate Loans on a date other than the scheduled last day of the LIBOR Rate Interest Period applicable thereto, whether pursuant to the fifth paragraph or otherwise; (b) any Loans not being made as LIBOR Rate Loans in accordance with the borrowing request thereof; (c) any LIBOR Rate Loans not being continued as, or converted into, LIBOR Rate Loans in accordance with the continuation/conversion notice thereof, or (d) any costs associated with marking to market any Hedging Obligations that (in the reasonable determination of the Lender) are required to be terminated as a result of any conversion, repayment or prepayment of the principal amount of any LIBOR Rate Loan on a date other than the scheduled last day of the LIBOR Rate Interest Period applicable thereto, whether pursuant to the fifth paragraph or otherwise. The Lender shall promptly notify the Borrower in writing of the occurrence of any such event, such notice to state, in reasonable detail, the reasons therefor and the additional amount required fully to compensate the Lender for such increased cost or reduced amount. Such additional amounts shall be payable by the Borrower to the Lender within five days of its receipt of such notice, and such notice shall, in the absence of manifest error, be conclusive and binding on the Borrower. The Borrower understands, agrees and acknowledges the following: (i) the Lender does not have any obligation to purchase, sell and/or match funds in connection with the use of LIBOR Rate as a basis for calculating the rate of interest on a LIBOR Rate Loan, (ii) the LIBOR Rate may be used merely as a reference in determining such rate, and (iii) the Borrower has accepted the LIBOR Rate as a reasonable and fair basis for calculating such rate, the LIBOR Rate Prepayment Fee, and other funding losses incurred by the Lender. Borrower further agrees to pay the LIBOR Rate Prepayment Fee and other funding losses, if any, whether or not the Lender elects to purchase, sell and/or match funds.

If on or after the date hereof the adoption of any applicable law, rule or regulation or guideline (whether or not having the force of law), or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(a)           shall subject the Lender to any tax, duty or other charge with respect to its LIBOR Rate Loans or its obligation to make LIBOR Rate Loans, or shall change the basis of taxation of payments to the Lender of the principal of or interest on its LIBOR Rate Loans or any other amounts due under this agreement in respect of its LIBOR Rate Loans or its obligation to make LIBOR Rate Loans (except for the introduction of, or change in the rate of, tax on the overall net income of the Lender or franchise taxes, imposed by the jurisdiction (or any political subdivision or taxing authority thereof) under the laws of which the Lender is organized or in which the Lender’s principal executive office is located); or

(b)           shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System of the United States) against assets of, deposits with or for the account of, or credit extended by, the Lender or shall impose on the Lender or on the London interbank market any other condition affecting its LIBOR Rate Loans or its obligation to make LIBOR Rate Loans;

and the result of any of the foregoing is to increase the cost to the Lender of making or maintaining any LIBOR Rate Loan, or to reduce the amount of any sum received or receivable by the Lender under this Note with respect thereto, by an amount deemed by the Lender to be material, then, within 15 days after demand by the Lender, the Borrower shall pay to the Lender such additional amount or amounts as will compensate the Lender for such increased cost or reduction.

If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other governmental authority affects or would affect the amount of capital required or expected to be maintained by the Lender, or person controlling the Lender, and the Lender determines (in its sole and absolute discretion) that the rate of return on its or such controlling person’s capital as a consequence of its commitments or the Loans made by the Lender is reduced to a level below that which the Lender or such controlling person could have achieved but for the occurrence of any such circumstance, then, in any such case upon notice from time to time by the Lender to the Borrower, the Borrower shall immediately pay directly to the Lender additional amounts sufficient to compensate the Lender or such controlling person for such reduction in rate of return. A statement of the Lender as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Borrower. In determining such amount, the Lender may use any method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable.

All payments by the Borrower of principal of, and interest on, the LIBOR Rate Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding franchise taxes and taxes imposed on or measured by the Lender’s net income or receipts (such non-excluded items being called “Taxes”). In the event that any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Borrower will (a) pay directly to the relevant authority the full amount required to be so withheld or deducted; (b) promptly forward to the Lender an official receipt or other documentation satisfactory to the Lender evidencing such payment to such authority; and (c) pay to the Lender such additional amount or amounts as is necessary to ensure that the net amount actually received by the Lender will equal the full amount the Lender would have received had no such withholding or deduction been required. Moreover, if any Taxes are directly asserted against the Lender with respect to any payment received by the Lender hereunder, the Lender may pay such Taxes and the Borrower will promptly pay such additional amount (including any penalties, interest or expenses) as is necessary in order that the net amount received by the Lender after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount the Lender would have received had not such Taxes been asserted. If the Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Lender the required receipts or other required documentary evidence, the Borrower shall indemnify the Lender for any incremental Taxes, interest or penalties that may become payable by the Lender as a result of any such failure.

The Borrower absolutely and unconditionally agrees to reimburse the Lender, on demand, whether or not all or any of the transactions contemplated by the Note are ultimately consummated, for all its reasonable out-of-pocket expenses, including but not limited to (a) the reasonable attorney’s fees and disbursements of the Lender’s Special Counsel (as hereinafter defined) and disbursements, incurred or expended in connection with the preparation, negotiation and interpretation of this Note or any ancillary documentation contemplated thereby, or any amendment thereof, or the making of loans, (b) all attorneys’ fees and disbursements incurred and expended in connection with the making of loans, and (c) all attorneys’ fees relating to the enforcement of any obligations under this Note or the satisfaction of any indebtedness of the Borrower hereunder, or in connection with any litigation proceeding or dispute hereunder in any way related to the credit hereunder.

Each payment of principal, interest or other sums payable on or in respect of this Note or the indebtedness evidenced hereby shall be made by the Borrower directly to the Lender in U.S. Dollars, for the account of the holder of this Note, at the Lender’s Office, not later than 11:00 a.m., Boston time, on the due date of such payment, and in immediately available and freely transferable funds.

All payments on or in respect of this Note, the Guaranty (as hereinafter defined) or any other document, instrument or agreement executed in connection herewith or therewith (collectively, the “Loan Documents”) or the indebtedness evidenced hereby shall be made to the holder of this Note without recoupment, set-off or counterclaim and free and clear of and without any deduction of any kind for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless the Borrower is compelled by law to make such deduction or withholding. If any such obligation is imposed upon the Borrower with respect to any amount payable by it hereunder or under any of the other Loan Documents, the Borrower will pay to the Lender, on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary to enable the

Lender or any holder hereof to receive the same net amount which the Lender or such holder  would have received on such due date had no such obligation been imposed upon the Borrower. The Borrower will deliver promptly to the Lender certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the Borrower hereunder or under such other Loan Document.

This Note evidences the obligation of the Borrower (a) to repay the principal amount of all Loans made by the Lender to the Borrower hereunder;  (b) to pay interest, as herein provided, on the principal amount hereof remaining unpaid from time to time; and (c) to pay other amounts which may become due and payable hereunder or under any other Loan Document (collectively, the “Note Obligations”). On the date hereof the Borrower shall pay to the Lender a closing fee in the amount of $30,000. The Note Obligations, the obligations of the Guarantors (as hereinafter defined) under the Guaranty (as hereinafter defined) and the obligation of the Borrower and any Subsidiary to pay other amounts which may become due and payable hereunder or under any other Loan Document, including, without limitation, the LC Exposure, shall hereinafter be referred to as the “Obligations”. The Borrower promises to pay all such Obligations on the due dates thereof. The parties hereto hereby acknowledge and agree that (a) all of the Obligations are guaranteed pursuant to the terms of that certain Guaranty dated as of the date hereof from Bruker AXS Inc. (“AXS”), a Delaware corporation, Bruker Daltonics Inc. (“Daltonics”), a Delaware corporation and Bruker Optics Inc. (“Optics” and, collectively with AXS and Daltonics, the “Guarantors”) to the Lender (as amended and in effect from time to time, the “Guaranty”); and (b) all of the Obligations are secured by (i) a pledge by the Borrower of 100% of the capital stock of each of the Guarantors pursuant to a certain Stock Pledge Agreement dated as of the date hereof between the Borrower and the Lender (as amended and in effect from time to time, the “Borrower Pledge Agreement”); (ii) a pledge by AXS of 100% of the capital stock of each of its wholly-owned domestic Subsidiaries and 66% of the capital stock of each of its non-U.S. Subsidiaries pursuant to a certain Stock Pledge Agreement dated as of the date hereof between AXS and the Lender (as amended and in effect from time to time, the “AXS Pledge Agreement”); (iii) a pledge by Daltonics of 100% of the capital stock of each of its wholly-owned domestic Subsidiaries and 66% of the capital stock of each of its non-U.S. Subsidiaries pursuant to a certain Stock Pledge Agreement dated as of the date hereof between Daltonics and the Lender (as amended and in effect from time to time, the “Daltonics Pledge Agreement”); and (iv) (ii) a pledge by Optics of 100% of the capital stock of each of its wholly-owned domestic Subsidiaries and 66% of the capital stock of each of its non-U.S. Subsidiaries pursuant to a certain Stock Pledge Agreement dated as of the date hereof between Optics and the Lender (as amended and in effect from time to time, the “Optics Pledge Agreement” and, collectively with the Borrower Pledge Agreement, the AXS Pledge Agreement and the Daltonics Pledge Agreement, the “Pledge Agreements”).

No reference herein to any collateral for this Note shall impair the obligations of the Borrower, which are absolute, unconditional and irrevocable, to pay the principal of and the interest on this Note and to pay all (if any) other amounts which may become due and payable on or in respect of this Note or the indebtedness evidenced hereby, strictly in accordance with the terms and the tenor of this Note.

For all purposes of this Note, the following terms shall have the respective meanings set forth below:

(a)  “Account Event” means the failure of the Borrower and the Guarantors to maintain their primary United States operating accounts with the Lender, and such failure continues for three (3) Business Days after written notice of such failure has been provided by the Lender to the Borrower.

(b)  “Business Day” means (i) any day which is neither a Saturday or Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in Boston, Massachusetts; (ii) when such term is used to describe a day on which a borrowing, payment, prepayment or repayment is to be made in respect of any LIBOR Rate Loan, any day which is (x) neither a Saturday or Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in New York City; and (y) a London Banking Day; and (iii) when such term is used to describe a day on which an interest rate determination is to be made in respect of any LIBOR Rate Loan, any day which is a London Banking Day.

(c)  “Demand Event” means the occurrence of any of the following:  an Insolvency Event, an Account Event or a Lien Event.

(d)  “Hedging Contracts” means interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, or any other agreements or arrangements entered into between the Borrower and the Lender and designed to protect the Borrower against fluctuations in interest rates or currency exchange rates.

(e)  “Hedging Obligations” means, with respect to the Borrower, all liabilities of the Borrower to the Lender under Hedging Contracts.

(f)   “holder” means the Lender in possession of this Note or any other person who is at the time the lawful holder in possession of this Note.

(g)  “Insolvency Event” means (i) the Borrower or any of its Subsidiaries shall make an assignment for the benefit of creditors, or admit in writing its inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of the Borrower or any Subsidiary or of any substantial part of the assets of the Borrower or any of its Subsidiaries or shall commence any case or other proceeding relating to the Borrower or any of its Subsidiaries under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or shall take any action to authorize or in furtherance of any of the foregoing, or if any such petition or application shall be filed or any such case or other proceeding shall be commenced against the Borrower or any of its Subsidiaries and the Borrower or any of its Subsidiaries shall indicate its approval thereof, consent thereto or acquiescence therein or such petition or application shall not have been dismissed within forty-five (45) days following the filing thereof; or (ii) a decree or order is entered appointing any such trustee, custodian, liquidator or receiver or adjudicating the Borrower or any of its Subsidiaries bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of the Borrower or any Subsidiary of the Borrower in an involuntary case under federal bankruptcy laws as now or hereafter constituted.

(h)  “LC Exposure” means the sum of (i) aggregate maximum face amount of all issued and outstanding letters of credit issued by the Lender or any of its affiliates for the account of the Borrower or any Subsidiary, plus (ii) all unpaid reimbursement obligations owing by the Borrower or any such Subsidiary to the Lender or any of its affiliates in respect of any drawing made on any letter of credit issued by the Lender or any of its affiliates for the account of the Borrower or any Subsidiary; plus (iii) all fees, costs and other expenses owing by the Borrower or any of its Subsidiaries to the Lender or its affiliates in respect of any letter of credit issued for the account of the Borrower or such Subsidiary.

(i)   “Lender’s Office” means the office of the Lender located at 28 State Street, Boston, Massachusetts 02109.

(j)   “Lender’s Special Counsel” means Bingham McCutchen LLP.

(k)  “LIBOR Lending Rate” means, relative to any LIBOR Rate Loan to be made, continued or maintained as, or converted into, a LIBOR Rate Loan for any LIBOR Rate Interest Period, a rate per annum determined pursuant to the following formula:

LIBOR Lending Rate =	LIBOR Rate
(1.00 - LIBOR Reserve Percentage)

(l)   “LIBOR Rate” means relative to any LIBOR Rate Interest Period for LIBOR Rate Loans, the offered rate for deposits of U.S. Dollars in an amount approximately equal to the amount of the requested LIBOR Rate Loan for a term coextensive with the designated LIBOR Rate Interest Period which the British Bankers’ Association fixes as its LIBOR rate as of 11:00 a.m. London time on the day which is two London Banking Days prior to the beginning of such LIBOR Rate Interest Period.

(m) “LIBOR Rate Loan” means any Loan the rate of interest applicable to which is based upon the LIBOR Rate.

(n)  “LIBOR Rate Interest Payment Date” means relative to any LIBOR Rate Loan, having a LIBOR Rate Interest Period of three months or less, the last Business Day of such LIBOR Rate Interest Period, and as to any LIBOR Rate Lon having a LIBOR Rate Interest Period longer than three months, each Business Day which is three months, or a whole multiple thereof, after the first day of such LIBOR Rate Interest Period and the last day of such LIBOR Rate Interest Period.

(o)  “LIBOR Rate Interest Period” means, relative to any LIBOR Rate Loans, (i) initially, the period beginning on (and including) the date on which such LIBOR Rate Loan is made or continued as, or converted into, a LIBOR Rate Loan pursuant to the terms of this Note and ending on (but excluding) the day which numerically corresponds to such date one, two, three or six months thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month), in each case as the Borrower may select in its notice pursuant to the third paragraph; and (ii) thereafter, each period commencing on the last day of the next preceding LIBOR Rate Interest Period applicable to such LIBOR Rate Loan and ending one, two, three or six months  thereafter, as selected by the Borrower by irrevocable notice to the Lender not less than two Business Days prior to the last day of the then current LIBOR Rate Interest Period with respect thereto, provided, however, that (1) the Borrower shall not be permitted to select LIBOR Rate Interest Periods to be in effect at any one time which have expiration dates occurring on more than three different dates; (2) LIBOR Rate Interest Periods commencing on the same date for LIBOR Rate Loans comprising part of the same advance under this Note shall be of the same duration; (3) LIBOR Rate Interest Periods for LIBOR Rate Loans in connection with which the Borrower has or may incur Hedging Obligations with the Lender shall be of the same duration as the relevant periods set forth under the applicable Hedging Contracts; (4) if such LIBOR Rate Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day unless such day falls in the next calendar month, in which case such LIBOR Rate Interest Period shall end on the first preceding Business Day; and (5) no LIBOR Rate Interest Period may end later than the termination of this Note.

(p)  “LIBOR-Reference Bank Lending Rate” means, relative to a LIBOR-Reference Bank Rate Loan for any LIBOR Rate Interest Period, a rate per annum determined pursuant to the following formula:

LIBOR-Reference Bank Lending Rate =	LIBOR-Reference Bank Rate
(1.00 - LIBOR Reserve Percentage)

(q)  “LIBOR-Reference Bank Loan” means any Loan the rate of interest applicable to which is based upon the LIBOR-Reference Bank Rate.

(r)   “LIBOR-Reference Bank Rate” means relative to any LIBOR Rate Interest Period for LIBOR-Reference Bank Loans, the rate for which deposits in U.S. Dollars are offered by the Reference Banks to prime banks in the London interbank market in an amount approximately equal to the amount requested LIBOR-Reference Bank Loan at approximately 11:00 a.m., London time on the day that is two London Banking Days prior to the beginning of such LIBOR Rate Interest Period. The Lender will request the principal London office of each of the Reference Banks to provide a quotation of its rate. If at least two such quotations are provided, the rate for such date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for such date will be the arithmetic mean of the rates quoted by major banks in New York City selected by the Lender, at approximately 11:00 a.m. New York City time for loans in U.S. Dollars to leading European banks for such LIBOR Rate Interest Period and in an amount approximately equal to the amount requested LIBOR-Reference Bank Loan

(s)  “LIBOR Reserve Percentage” means, relative to any day of any LIBOR Rate Interest Period for LIBOR Rate Loans, the maximum aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) under any regulations of the Board of Governors of the Federal Reserve System (the “Board”) or other governmental authority having jurisdiction with respect thereto as issued from time to time and then applicable to assets or liabilities consisting of “Eurocurrency Liabilities”, as currently defined in Regulation D of the Board, having a term approximately equal or comparable to such LIBOR Rate Interest Period.

(t)   “Lien Event” means that the Borrower or any Guarantor has either (i) granted to a Person (other than the Lender) a lien, security interest or other encumbrance on any of the Borrower’s or such Guarantor’s assets or other property located in the United States (and, for the avoidance of doubt, the capital stock or other equity interest of a Subsidiary of the Borrower or such Guarantor shall, for purposes of this definition, be deemed located in the United States), or (ii) entered into or permit to exist any arrangement or agreement (excluding the Note and the other Loan Documents) which directly or indirectly prohibits the Borrower or any Guarantor from creating, assuming or incurring any lien, security interest or other encumbrance upon its properties, revenues or assets or those of any of its domestic Subsidiaries whether now owned or hereafter acquired, or (iii) entered into any agreement, contract or arrangement (excluding the Note and the other Loan Documents) restricting the ability of any Subsidiary of the Borrower or Guarantor to pay or make dividends or distributions in cash or kind to the Borrower or such Guarantor, to make loans, advances or other payments of whatsoever nature to the Borrower or such Guarantor, or to make transfers or distributions of all or any part of its assets to the Borrower or such Guarantor; in each case other than (x) restrictions on specific assets which assets are the subject of purchase money security interests, and (y) customary anti-assignment provisions contained in leases and licensing agreements entered into by the Borrower or such Guarantor in the ordinary course of its business and, in each of the cases set forth in (i) through (iii) above, such event continues for three (3) Business Days after written notice of such event has been provided by the Lender to the Borrower.

(u)  “London Banking Day” means a day on which dealings in US dollar deposits are transacted in the London interbank market.

(v)  “Person” means any individual, corporation, partnership, trust, unincorporated association, business, or other legal entity, and any government or any governmental agency or political subdivision thereof.

(w) “Prime Rate” means the greater of (i) annual rate of interest from time to time announced by the Lender as its base rate or its prime rate or (ii) the rate equal to the weighted average of the published rates on overnight Federal Funds transactions with members of the Federal Reserve System plus 1/2%. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer. Changes in the rate of interest resulting from changes in the Prime Rate shall take place immediately without notice or demand of any kind.

(x)   “Reference Banks” means four major banks in the London interbank market.

(y)  “Subsidiary” means any corporation, association, trust or other business entity of which the designated parent shall at any time own directly or indirectly through a Subsidiary or Subsidiaries at least a majority (by number of votes) of the outstanding Voting Stock.

(z)   “Voting Stock” means stock or similar interests, of any class or classes (however designated), the holders of which are at the time entitled, as such holders, to vote for the election of a majority of the directors (or persons performing similar functions) of the corporation, association, trust or other business entity involved, whether or not the right so to vote exists by reason of the happening of a contingency.

The Borrower will have the right to prepay at any time the unpaid principal of this Note in full or in part, subject to the requirement that the Borrower compensate the Lender for any funding losses and other costs incurred as a result of such prepayment of a LIBOR Rate borrowing prior to the end of the interest period applicable to such borrowing. There shall become and be absolutely due and payable by the Borrower on the date of each prepayment of principal of this Note, and the Borrower hereby promises to pay on the date of each such prepayment of this Note, all of the unpaid interest accrued to such date on the amount of principal of this Note being prepaid on such date and, with respect to any principal which bears interest based upon the LIBOR Rate, any amounts required to be paid pursuant to the fourth paragraph of this Note.

Any partial payment of the indebtedness evidenced by this Note shall be applied by the holder hereof (a) first, to the payment of all of the interest due and payable on the unpaid principal of this Note at the time of such partial payment, (b) then, to the payment of all (if any) other amounts (except principal) due and payable at the time of such partial payment on or in respect of this Note or the indebtedness evidenced by this Note, and (c) finally, to the repayment or (as the case may be) the prepayment of the unpaid principal of this Note due and payable at the time of such partial payment.

Upon demand by the holder of this Note of the entire unpaid principal of this Note, all of the interest accrued on the unpaid principal of this Note and all (if any) other amounts payable on or in respect of this Note or the indebtedness evidenced hereby (without regard to the length of any interest period in effect), the entire unpaid principal of this Note, all of the interest accrued on the unpaid principal of this Note and all (if any) other amounts payable on or in respect of this Note or the indebtedness evidenced hereby (without regard to the length of any interest period in effect), shall forthwith become and be due and payable to the holder of this Note without presentment, further demand, protest, notice of protest or any other formalities of any kind, all of which are hereby expressly and irrevocably waived by the Borrower. In addition, if demand hereunder has not been made prior to the occurrence of a Demand Event, in the event of any such Demand Event, all outstanding amounts hereunder shall become immediately due and payable automatically and without any requirement of notice from the Lender.

All computations of interest payable as provided in this Note shall be made by the holder hereof on the basis of the actual number of days elapsed divided by (a) in the case of LIBOR Rate Loans and LIBOR Advantage Loans, 360 and (b) in the case of Prime Rate Loans, 365. The holder of this Note shall determine the Prime Rate in effect from time to time. Any change in the Prime Rate shall, for all purposes of this Note, become effective on, and from the beginning of, the day on which such change shall first be made public by the Lender in accordance with the Lender’s usual practice.

If any sum would, but for the provisions of this paragraph, become due and payable on or in respect of this Note or the indebtedness evidenced hereby on a day which is not a Business

Day, then such sum shall become due and payable on the Business Day next succeeding the day on which such sum would otherwise have become due and payable hereunder, and interest payable hereunder to the holder hereof shall be adjusted by the holder hereof accordingly.

The failure of the holder of this Note to exercise all or any of its rights, remedies, powers or privileges hereunder in any instance shall not constitute a waiver thereof in that or in any other instance.

The Borrower hereby irrevocably waives notice of acceptance, presentment, notice of nonpayment, protest, notice of protest, suit and all other conditions precedent in connection with the delivery, acceptance, collection and/or enforcement of this Note or any collateral or security therefor. The Borrower hereby absolutely and irrevocably consents and submits to the jurisdiction of the courts of the Commonwealth of Massachusetts and of any Federal Court located in the said Commonwealth in connection with any actions or proceedings brought against such Borrower by the holder hereof arising out of or relating to this Note.

The Borrowers represents and warrants to the Lender that: (a) the Borrower is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware; (b) the Borrower has adequate corporate power and authority and full legal right to carry on the business in which it is presently engaged and will be engaged upon consummation of the transactions contemplated hereby; (c) all necessary corporate action has been taken to execute and deliver this Note and the other Loan Documents to which the Borrower is a party, to make the borrowings hereunder and to perform all of its obligations hereunder and under the other Loan Documents; and (d) as of the date hereof no Lien Event has occurred and is continuing.

The Borrower agrees that to the extent demand has not been made hereunder, the Borrower will deliver to the Lender the following:  (a) within 120 days after the end of each fiscal year of the Borrower, a consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with generally accepted accounting principles, with such consolidated statements audited and accompanied by a report and opinion of an accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable securities laws and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit or with respect to the absence of any material misstatement; (b) within 60 days after the end of each fiscal quarter of each fiscal year of the Borrower, a consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with generally accepted accounting principles, subject only to normal year-end audit adjustments and the absence of footnotes; and (c) promptly after the same are available, copies of all annual, regular, periodic and special reports (including, without limitation, copies of the Borrower’s 10-K and 10-Q) and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934. In addition, the Borrower agrees to provide the Lender with immediate written notice in the event the Borrower, any Guarantor or any Subsidiary has defaulted under any material contract or agreement, or any agreement evidencing any indebtedness or other borrowed money, together with the details of such default.

The Borrower hereby agrees, at the Borrower’s own expense, to execute and deliver, from time to time, any and all further, or other, instruments, and to perform such acts, as the Lender may reasonably request to effect the transactions contemplated by this Note and to provide to the Lender the benefits of all rights, authorities and remedies conferred upon the Lender by the terms of this Note.

The Borrower shall use the proceeds of the loans made by the Lender to the Borrower pursuant to this Note solely to finance all or a portion of the purchase of the capital stock of Optics and for general corporate and working capital purposes. No portion of this Loan is to be used for the purpose of purchasing or carrying any “margin stock” or “margin security” as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System (2 C.F.R. Parts 221 and 224).

This Note may be assigned by the Lender, provided, so long as no demand has been hereunder (including the occurrence of a Demand Event), the Lender shall first obtain the prior written consent of the Borrower, which consent shall not be unreasonably withheld or delayed. Anything contained in this Note to the contrary notwithstanding, the Lender may at any time pledge all or any portion of its interest and rights under any of the Loan Documents (including all or any portion of this Note) to any of the twelve Federal Reserve Banks organized under §4 of the Federal Reserve Act, 12 U.S.C. §341. No such pledge or the enforcement thereof shall release the pledgor Lender from its obligations hereunder or under any of the other Loan Document. The Borrower shall not be permitted to assign any of its rights and obligations hereunder to any other Person.

All agreements among the Borrower and the Lender are hereby expressly limited so that in no contingency or event whatsoever, shall the amount paid or agreed to be paid to Lender for the use or the forbearance of the indebtedness evidenced hereby exceed the maximum permissible under applicable law. As used herein, the term “applicable law” shall mean the law in effect as of the date hereof; provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then this Note shall be governed by such new law as of its effective date. In this regard, it is expressly agreed that it is the intent of the Borrower and Lender in the execution, delivery and acceptance of this Note to contract in strict compliance with the laws of the Commonwealth of Massachusetts from time to time in effect. If, under or from any circumstances whatsoever, fulfillment of any provision hereof or any of the Loan Documents at the time of performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from circumstances whatsoever Lender should ever receive an interest an amount which would exceed the highest lawful rate, such amount which would be excessive interests shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest. This provision shall control every other provision of all agreements among the Borrower and the Lender.

The Borrower hereby grants to the Lender, a continuing lien, security interest and right of setoff as security for all liabilities and obligations to the Lender, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of the Lender or any entity under the control of the Lender or any affiliate of the Lender and its respective successors and assigns or in transit to any of them. At any time, without demand or notice (any such notice being expressly waived by the Borrower), the Lender may setoff the same or any part thereof and apply the same to any liability or obligation of the Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Loan. ANY AND ALL RIGHTS TO REQUIRE THE LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT ANY OTHER COLLATERAL WHICH SECURES THE LOAN PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

The Borrower agrees to indemnify and hold harmless the Lender and its affiliates from and against any and all claims, actions and suits whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of this Note or any of the other Loan Documents or the transactions contemplated hereby including, without limitation, (a) any actual or proposed use by the Borrower or any of its Subsidiaries of the proceeds of any of the Loans or any letter of credit issued for the account of the Borrower or any Subsidiary, (b) the reversal or withdrawal of any provisional credits granted by the Lender upon the transfer of funds from lock box, bank agency, concentration accounts or otherwise under any cash management arrangements with the Borrower or any Subsidiary or in connection with the provisional honoring of funds transfers, checks or other items, (c) the Borrower or any of its Subsidiaries entering into or performing this Note or any of the other Loan Documents or (d) with respect to the Borrower and its Subsidiaries and their respective properties and assets, the violation of any environmental law, the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release or threatened release of any hazardous substances or any action, suit, proceeding or investigation brought or threatened with respect to any hazardous substances (including, but not limited to, claims with respect to wrongful death, personal injury or damage to property), in each case including, without limitation, the reasonable fees and disbursements of counsel and allocated costs of internal counsel incurred in connection with any such investigation, litigation or other proceeding, but excluding all such liabilities to the extent such liabilities arose from the gross negligence, bad faith or willful misconduct of the otherwise indemnified Person. In litigation, or the preparation therefore, the Lender and its affiliates shall be entitled to select their own counsel and, in addition to the foregoing indemnity, the Borrower agrees to pay promptly the reasonable fees and expenses of such counsel. If, and to the extent that the obligations of the Borrower under this paragraph  are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law. The covenants contained in this paragraph shall survive payment or satisfaction in full of all other Obligations.

This Note is intended by the parties as the final, complete and exclusive statement of the transactions evidenced by this Note. All prior or contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superceded by this Note, and no party is relying on any promise, agreement or understanding not set forth in this Note. This Note may not be amended or modified except by a written instrument describing such amendment or modification executed by the Borrower and the Lender.

Except as otherwise expressly provided in this Note, all notices and other communications made or required to be given pursuant to this Note or the other Loan Documents shall be in writing and shall be delivered in hand, mailed by United States registered or certified first class mail, postage prepaid, sent by overnight courier, or sent by telegraph, telecopy, facsimile or telex and confirmed by delivery via courier or postal service, addressed as follows:  (a) if to the Borrower, at 40 Manning Road, Billerica, Massachusetts  01821, Attention:  William J. Knight, Chief Financial Officer, or at such other address for notice as the Borrower shall last have furnished in writing to the Person giving the notice and (b) if to the Lender, at 28 State Street, Boston, Massachusetts  02109, Attention:  Nathan E. Pusey, Senior Vice President, or at such other address for notice as the Lender shall last have furnished in writing to the Person giving the notice. Any such notice or demand shall be deemed to have been duly given or made and to have become effective (i) if delivered by hand, overnight courier or facsimile to a responsible officer of the party to which it is directed, at the time of the receipt thereof by such officer or the sending of such facsimile and (ii) if sent by registered or certified first-class mail, postage prepaid, on the third Business Day following the mailing thereof.

Upon receipt of an affidavit of an officer of the Lender as to the loss, theft, destruction or mutilation of the Note and, in the case of any such loss, theft, destruction or mutilation, upon cancellation of such Note, the Borrower will issue, in lieu thereof, a replacement note in the same principal amount thereof and otherwise of like tenor.

THE BORROWER HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS NOTE OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF THE LENDER RELATING TO THE ADMINISTRATION OF THE LOANS OR ENFORCEMENT OF THE LOAN DOCUMENTS AND AGREES THAT IT WILL NOT SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. Except as prohibited by law, the Borrower hereby waives any right it may have to claim or recover in any litigation referred to in the preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. The Borrower (a) certifies that no representative, agent or attorney of the Lender has represented, expressly or otherwise, that the

Lender would not, in the event of litigation, seek to enforce the foregoing waivers and (b) acknowledges that the Lender has been induced to enter into this Note and the other Loan Documents to which it is a party by, among other things, the waivers and certifications contained herein.

This Note is intended to take effect as a sealed instrument. This Note and the obligations of the Borrower hereunder shall be governed by and interpreted and determined in accordance with the laws of the Commonwealth of Massachusetts.

The Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the Act.

IN WITNESS WHEREOF, this DEMAND PROMISSORY NOTE has been duly executed by the undersigned, BRUKER BIOSCIENCES CORPORATION, as of the day and in the year first above written.

The Borrower:

BRUKER BIOSCIENCES CORPORATION

Witness:	/s/ Richard M. Stein	By:	/s/ Frank H. Laukien
Title: President

ACCEPTED:

CITIZENS BANK OF MASSACHUSETTS

By:	/s/ Nathan E. Pusey
Title: Senior Vice President

REPAYMENTS OF PRINCIPAL

Advances and payments of principal of this Note were made on the dates and in the amounts specified below:

	Amount	Amount of	Balance of
	and Type	Principal	Principal	Notation
Date	of Loan	Repaid	Unpaid	Made by: